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                                                                 EXHIBIT 10.8

                               INTEL CORPORATION
                          EXECUTIVE OFFICER BONUS PLAN
                   (As adopted and effective January 1, 1994)


1.  PURPOSE

 The purpose of this Plan is to motivate and reward eligible employees for good performance by making a proportion of their cash compensation dependent on growth in earnings per share ("EPS") of Intel Corporation (the "Company").
 The Plan is designed to ensure that the annual bonus paid hereunder to executive officers of the Company is deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the "Code").

2.  COVERED INDIVIDUALS

 The individuals entitled to bonus payments hereunder shall be the executive officers of the Company, as determined by the Committee.

3.  THE COMMITTEE

 The Committee shall consist of at least two outside directors of the Company that satisfy the requirements of Code Section 162(m). The Committee shall have the sole discretion and authority to administer and interpret the Plan in accordance with Code Section 162(m).

4.  AMOUNT OF BONUS

 Annual bonus payments are made in cash.  The bonus payment is the product of
 (i) an individual target set each year by the Committee in writing before the performance year begins and (ii) EPS for the performance year (increased or decreased, in each case in accordance with factors adopted by the Committee before the performance year begins that relate to unusual items, but in any event the "EPS" for this calculation shall not exceed operating income for the performance year per weighted average common and common equivalent shares outstanding for the year) multiplied by the ratio of the adjusted actual EPS to an EPS target for the year that is set by the Committee in writing in advance of the beginning of each year. However, no bonus in excess of $5,000,000 will be paid to any executive officer. The Committee may also reduce an individual's maximum bonus calculated under the preceding formula in its sole discretion. The bonus payable hereunder shall be paid in lieu of any bonus payable under the Company's Executive Bonus Plan.

5.  PAYMENT OF BONUS

 The payment of a given year's bonus requires that the executive officer be on the Company's payroll as of December 31st of the bonus year. The Committee may make exceptions to this requirement in the case of retirement, death or disability, as determined by the Committee in its sole discretion. No bonus shall be paid unless and until the Committee certifies in writing that the performance goals of this Plan are satisfied.

6.  AMENDMENT AND TERMINATION

 The Company reserves the right to amend or terminate this Plan at any time with respect to future services of covered individuals. Plan amendments will require stockholder approval only to the extent required by applicable law.